Exhibit 99.1

1440 Davey Road Woodridge, Ill. 60517 (Phone) 630.739.6744 (Fax) 630.739.6754 www.advancedlifesciences.com

For Immediate Release

Investor Relations Contact: Edward P. Flavin (630) 739-6744 Ex 211

Advanced Life Sciences Announces Elections of

Richard Reck and Scott Meadow to its Board of Directors

WOODRIDGE, IL, September 1, 2005/PRNewswire/: — Advanced Life Sciences Holdings, Inc. (Nasdaq: ADLS) today announced the appointments of Richard Reck and Scott Meadow to its board of directors.  Richard Reck is the founder and President of Business Strategy Advisors, and is a licensed Certified Public Accountant.   Mr. Reck had been a partner with KPMG LLC, for nearly 30 years, serving most recently as the national partner in charge of the software strategic consulting practice.  Scott Meadow is a clinical professor of entrepreneurship at the University of Chicago Graduate School of Business.  Prior to joining the faculty of the Graduate School of Business, Mr. Meadow spent 20 years as a general partner in the venture capital industry concentrating on healthcare and consumer services projects, most recently at Sprout Group.

“We are very fortunate to have Dick and Scott join our board”, said Michael Flavin, Chairman and CEO of Advanced Life Sciences.  “Dick’s experience in auditing will assist us in continuing to insure our compliance with Sarbanes-Oxley issues.  Scott’s experience in building and financing healthcare companies will provide the Company relevant expertise and counsel in developing and financing our business.  Adding two new independent board members will further demonstrate to existing and future shareholders Advanced Life Sciences’ commitment to strong, independent governance.”

Mr. Reck is a member of the board of directors of Merge Technologies, a public health- care software and information company and Interactive Intelligence, a public software company.  At KPMG he was also the partner in charge for the Illinois High-Tech Practice.  Mr. Reck holds a B.A. in mathematics from DePauw University and an M.B.A. in accounting from the University of Michigan.

Before joining Sprout Group, Mr. Meadow was a general partner focused on healthcare investing with William Blair Venture Partners.  In addition to his experience in the healthcare field, Mr. Meadow has been active in the consumer services sector, organizing The Sports Authority from startup and serving on the boards of CompUSA and Ulta III.  Mr. Meadow holds a B.A. in history and literature from Harvard College and an M.B.A. from the Harvard Business School.

“MORE”

About Advanced Life Sciences
Advanced Life Sciences is a biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, cancer and inflammation.  The Company’s lead candidate, cethromycin, is a novel ketolide antibiotic in late-stage clinical development for the treatment of respiratory tract infections.

Visit us on the web at www.advancedlifesciences.com

Any statements contained in this presentation that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  These risks and uncertainties include, among others, those relating to technology and product development, market acceptance, government regulation and regulatory approval processes, intellectual property rights and litigation, dependence on collaborative relationships, ability to obtain financing, competitive products, industry trends and other risks identified in Advanced Life Sciences’ filings with the Securities and Exchange Commission.  Advanced Life Sciences undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.

###